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                                                                   Exhibit 23.1


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 1, 2007 (April 2, 2007 as to Note 23) (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the Company's classification of certain subsidiaries as discontinued operations and the adoption of the Company's new segment reporting structure) relating to the consolidated financial statements of Avis Budget Group, Inc., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP

New York, New York
April 2, 2007